Exhibit 10.1

EXECUTION COPY

SEPARATION AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of all Claims (the “Agreement”) entered into by and between InfoSpace, Inc., a Delaware corporation (the “Company”) and William J. Lansing (“Executive”), is dated as of November 11, 2010.

In consideration of the promises set forth in this Agreement, Executive and the Company (the “Parties”) hereby agree as follows:

1. Entire Agreement.

This Agreement is the entire agreement between the Parties with respect to the subject matter hereof and contains all agreements, whether written, oral, express or implied, between the Parties relating thereto and supersedes and extinguishes any other agreement relating thereto, whether written, oral, express or implied, between the Parties, including, without limitation, the Employment Agreement by and between the Parties, dated February 2, 2009 (the “Employment Agreement”) and the Supplementary Terms of Employment—Chief Executive Officer by and between the Parties attached to the Employment Agreement as Exhibit B (the “Supplementary Terms”) provided, that no rights or obligations established under any such superseded agreement and specifically preserved by this Agreement are extinguished. Notwithstanding the foregoing, capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Employment Agreement. This Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by the Parties.

2. Termination of Employment.

The Parties hereby agree that Executive’s employment and any and all appointments he holds with the Company and any of its subsidiaries (collectively, the “Company Group”), whether as officer, director, employee, consultant, agent or otherwise (including, without limitation, as President and Chief Executive Officer of the Company) shall cease as of November 11, 2010 (the “Termination Date”). Effective as of the Termination Date, Executive shall have no authority to act on behalf of the Company or any other member of the Company Group, and shall not hold himself out as having such authority or otherwise act in an executive or other decision making capacity. Executive acknowledges and agrees that, since November 8, 2010, he has not taken any actions that would commit any member of the Company Group to any course of action in relation to any third persons.

3. Payments and Benefits.

Executive shall be entitled to the following payments and benefits in accordance with Section 7(d) of the Employment Agreement, subject (except in the case of Section 3A) to Executive’s compliance at all times prior to, and on each applicable payment date, with the covenants referenced in Sections 4 and 7H below:

A. Payment and provision of (i) any accrued but unpaid Base Salary earned through the Termination Date, payable on the next payroll date following the Termination Date, (ii) following submission of proper expense reports by Executive, reimbursement for any unreimbursed business expenses reasonably and necessarily incurred by Executive prior to the Termination Date, payable in accordance with the Company’s policy concerning reimbursement of business expenses, and (iii) any accrued and vested benefits, and any amounts due for the period prior to the Termination Date, under any Company benefit plan or arrangement in accordance with the terms of said plan or arrangement.

B. Subject to Section 3E hereof, (i) continued payment of Executive’s current Base Salary for twenty-four months following the Termination Date (such period, the “Severance Period”), and (ii) payment in equal installments over the Severance Period in an amount equal to 200% of the Executive’s Target Bonus for 2010; in each case in accordance with the Company’s normal payroll practices.

C. As of and after the Termination Date, Executive shall no longer participate in, accrue service credit or have contributions made, either by Executive or on his behalf, under any employee benefit plan sponsored by the Company in respect of periods commencing on and following the Termination Date, including without limitation, any plan which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and, subject to Section 3A(iii) above, Executive shall have no further right to receive any such benefits from the Company or any other member of the Company Group. Notwithstanding the foregoing, provided that Executive timely elects continuation coverage pursuant to COBRA and subject to Section 3E hereof, the Company will pay the full cost of the COBRA premiums for the coverage of Executive and his eligible dependents under the Company’s medical and dental plans at the same levels as in effect on the day immediately preceding the Termination Date (or, at the Company’s election, Executive shall pay the full cost of such COBRA premiums and the Company shall promptly reimburse Executive for the full cost of such COBRA premiums) until the earlier of (i) the date Executive is no longer eligible to receive continuation coverage pursuant to COBRA and (ii) twenty-four (24) months following the Termination Date.

D. Subject to Section 3E hereof, (i) all of Executive’s outstanding unvested options and unvested Restricted Stock Units (“RSUs”) shall become vested effective as of the Termination Date; (ii) all vested options (for clarity, including those vested pursuant to subsection (i) above) held by Executive shall remain exercisable for a period of twelve months immediately following the Termination Date and otherwise in accordance with the terms of the stock option agreements pursuant to which such options were granted; and (iii) all RSUs that become vested effective as of the Termination Date shall be settled in shares of the Company’s common stock within one week following the end of the Revocation Period (as defined below).

E. The payments and benefits described in Section 3B, Section 3C and Section 3D above are contingent upon, and subject to, Executive executing and delivering this Agreement within a sufficient period of time following the Termination Date such that the Revocation Period shall have elapsed prior to the expiration of the 60-day period following the Termination Date. Subject to the immediately preceding sentence, the payments provided for in Section 3B shall commence on the first payroll date that occurs after the expiration of the Revocation Period, and the first payment shall include any payments that would have otherwise been due prior to such first payroll date.

4. Survival of Employment Agreement Provisions.

Sections 8, 10, 13, 15(c), 15(f), 15(g) and 15(h) of the Employment Agreement and Sections I.3, I.4, II, III, IV, V and VI.18 of the Supplementary Terms and, in each case, all related definitions, shall survive the Termination Date and be effective for such respective periods contemplated by the Employment Agreement and the Supplementary Terms.

5. Acknowledgment and Release.

A. In consideration of the Company’s execution of this Agreement and the obligations as set forth herein upon the Company, Executive, for and on behalf of himself and his heirs and assigns, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action arising out of or relating to Executive’s employment or termination of employment with, or his serving in any capacity in respect of any member of the Company Group, both known and unknown, in law or in equity, which Executive may now have or ever had against any member of the Company Group or any shareholder, employee, officer, director, agent, attorney, representative, trustee, administrator or fiduciary of any member of the Company Group (collectively, the “Company Releasees”) up to and including the date of Executive’s execution of this Agreement, including, without limitation, any claim for any severance or other benefits which, but for this Agreement, might have been due Executive under any previous agreement executed by and between any member of the Company Group and Executive, and any complaint, charge or cause of action arising out of his employment with the Company Group under, by way of example and not limitation, the Age Discrimination in Employment Act of 1967 (“ADEA”, a law which prohibits discrimination on the basis of age against persons age 40 and older), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934, and the Washington Law Against Discrimination, the California Fair Employment and Housing Act, the California Family Rights Act, California law regarding Relocations, Terminations, and Mass Layoffs, the California Labor Code, all as amended, and all other federal, state and local statutes, ordinances, regulations and the common law. By signing this Agreement, Executive acknowledges that he intends to waive and release any such rights known or unknown he may have against the Company Releasees as of the date of Executive’s execution of this Agreement; provided, that, Executive does not waive or release (i) claims with respect to the right to enforce this Agreement, (ii) claims with respect to any vested and accrued right Executive may have under any employee pension or welfare benefit plan of the Company, (iii) any rights to indemnification provided for by any applicable insurance policy or the Company’s charter or by-laws or under the Indemnification Agreement between the Parties dated as of February 25, 2010, or (iv) claims which Executive may have solely by virtue of his status as a shareholder of the Company.

B. Executive acknowledges that he has not filed any complaint, charge, claim or proceeding against any of the Company Releasees before any local, state or federal agency, court or other body relating to his employment or the termination thereof (each individually a “Proceeding”). Executive represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted.

C. Executive acknowledges that he has been given twenty-one (21) calendar days from the date of receipt of this Agreement to consider all of the provisions of this Agreement and he does hereby knowingly and voluntarily waive some or all of such twenty-one (21) day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY AND THAT HE HAS IN FACT BEEN ADVISED BY COUNSEL OF HIS CHOICE AND THAT HE FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE COMPANY RELEASEES, AS DESCRIBED IN THIS SECTION 5 AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

D. Executive shall have seven calendar days from the date of his execution of this Agreement to revoke this Agreement, including the release given under this Section 5 with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA) (the “Revocation Period”). Such revocation must be in writing and delivered to the Company’s General Counsel at the address set forth in Section 7A below prior to the expiration of the Revocation Period. If Executive revokes this Agreement including, without limitation, the release given under this Section 5, Executive will be deemed not to have accepted the terms of this Agreement, and neither Executive nor the Company shall be bound by any Section of this Agreement.

E. It is the intention of the Parties that this Agreement should be effective as a bar to each and every claim, demand and cause of action stated above. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon Executive by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that the release of claims set forth in this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action referred to above. SECTION 1542 provides:

“GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”.

6. Availability of Relief.

A. In the event that Executive fails to abide by any of the terms of this Agreement, the Company may, in addition to any other remedies it may have, immediately cease any benefits or payments that are subsequently due under this Agreement, without waiving the release granted herein. Notwithstanding the foregoing, the Company may not offset or otherwise withhold any benefits or payments that are due under Section 3A of this Agreement.

B. Executive acknowledges and agrees that the remedy at law available to the Company for breach of his post-termination obligations under Section 4 of this Agreement, including the surviving provisions of the Employment Agreement and the Supplementary Terms, would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof (to the satisfaction of the arbitrator or court adjudicating such matter) of his violation of any such provision of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage and without the requirement of posting a bond.

7. Miscellaneous.

A. Notices. All notices required or permitted by this Agreement to be given to any party shall be in writing and shall be delivered personally, or sent by certified mail, return receipt requested, or by Federal Express or similar overnight service, prepaid recorded delivery, addressed as follows:

If to Executive:

William J. Lansing

22 Starwood Drive

Woodside, California 94062

with a copy (which shall not constitute notice) to:

Joseph E. Bachelder LLP

437 Madison Avenue, 36th Floor

New York, NY 10022

Attention: Bradley P. Cost, Esq.

If to the Company:

InfoSpace, Inc.

601 108th Avenue NE

Suite 1200

Bellevue, Washington 98004

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, CA 94304

Attention: William Hinman, Esq.

         Tristan Brown, Esq.

and shall be deemed to have been duly given when so delivered personally or, if mailed or sent by overnight courier, upon delivery; provided, that, a refusal by a party to accept delivery shall be deemed to constitute receipt.

B. Successors. This Agreement shall be binding upon and inure to the benefit of the Parties, their respective heirs, successors and assigns.

C. Taxes. Executive shall be responsible for the payment of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable, or benefits provided, to Executive under this Agreement. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws and regulations with respect to any amounts payable, or benefits provided, to Executive under this Agreement and report on any applicable federal, state, local or foreign tax reporting form any income to Executive determined by the Company as resulting from such amounts payable or benefits provided hereunder.

D. Death Benefit. In the event Executive should die before all amounts payable to him under this Agreement are paid in full, the amounts remaining to be paid under this Agreement at the time of his death shall be paid in a cash lump sum within 30 days following the date of Executive’s death to his surviving spouse, if any, and otherwise to his estate.

E. Severability. In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect. In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.

F. Non-Admission. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of Executive or on the part of the Company or any Company Releasee.

G. No Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for pursuant to this Agreement by seeking other employment and, to the extent that Executive obtains or undertakes other employment, such payment or benefit will not be reduced by the earnings of Executive from the other employment.

Governing Law; Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Washington, without regard to principles of conflicts of laws which could cause the application of the laws of any jurisdiction other than the State of Washington. Any proceeding to enforce, interpret or challenge the validity of, or recover for the breach of, any provision of this Agreement shall be subject to the terms, conditions and procedures set forth in Section V of the Supplemental Terms.

H. Counterparts. This Agreement may be executed by one or more of the Parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each Party hereto confirms that any facsimile or PDF copy of such Party’s executed counterpart of this Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

INFOSPACE, INC.

/s/ Alesia Pinney
Name:	Alesia Pinney
Title:	General Counsel

EXECUTIVE

/s/ William J. Lansing
William J. Lansing